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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Olin Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Olin Corporation relating to the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries, of our report dated January 26, 1999, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Olin Corporation.

                                  /s/ KPMG LLP

Stamford, CT
February 25, 2000